Exhibit 99.1

Celsia Technologies Cools off Scorching Hot Graphics Cards with New
High Performance Cooling Solution - Introducing the Iceon™ 1000CG
Company Receives Largest Order to-date from Leading Graphics Board Manufacturer

MIAMI, Florida, November 16, 2006 - Celsia Technologies (OTCBB: CSAT) today introduced the industry’s first graphics card cooling product with a patented micro thermofluidic core to enhance cooling system performance. The new Iceon™ 1000CG offers manufacturers of graphics cards, boards and PCs unmatched performance, quiet operation and cost efficient design with a smaller profile than other products on the market.

“With ever increasing demand for more speed and performance in graphics cards, the industry needs better and more efficient cooling solutions to keep pace,” said Raman Monga, industry manager, SMT & Electronic Components, Frost & Sullivan. “Current industry solutions are becoming impractical in terms of size and noise, causing manufacturers to make performance tradeoff decisions. Celsia’s cooling solutions have a high heat transfer rate and offer the performance needed for the most demanding applications.”

Representing Celsia’s largest product purchase contract to-date, Daesan IT Co. Ltd. (www.daesanit.co.kr), a leading distributor of graphics card boards, signed a contract to be the exclusive buyer in the Korean market of the new Iceon 1000CG graphics cooler. The contract is anticipated to amount to approximately $500,000 in revenue for Celsia over the next six months. Daesan IT will incorporate the Iceon 1000CG into its graphics card boards for its customers in the high-performance market, including computer, design and graphics professionals and gaming enthusiasts.

“Our computer graphics boards include the most cutting edge technology for the highest performance available,” said Mr. Chris Choi, CEO of Daesan IT. “Because Celsia’s Iceon 1000CG maintains very low temperatures and operates with basically no noise, it is the best cooling solution for our needs. We have never seen a customized product come from the drawing board more quickly. Celsia provided the product design in record time. From a technology and business perspective, Celsia is providing us with a strong competitive differentiator.”

“Our entry into perhaps the fastest growing segment of the semiconductor industry is the latest in a number of targeted market entries,” said Hakan Wretsell, CEO of Celsia Technologies. “We are very well positioned to capitalize on the growing demand for new, high performance cooling products. To date, sales for the fourth quarter have exceeded sales of the third quarter. The order from Daesan IT continues our robust growth in sales and orders, and positions us for a very strong start to 2007. The graphics card market is a very important component in our business projections for 2007 and beyond. Daesan IT is the best possible partner for us as we enter this market. The company’s market position and product offerings make this one of our strongest partnerships.”

The Celsia Iceon 1000CG graphics cooler includes a powerful fan packaged with the industry’s thinnest and lightest heat spreader technology, Celsia’s NanoSpreader™. With a vast network of micro channels that increase heat transfer capacity to 25 times greater than aluminum and 13 times greater than copper, NanoSpreaders maximize cooling capability by 25 to 60 percent over other solutions. The technology enables slower fan speeds to increase fan life and decrease noise. The Iceon 1000CG has an excellent noise-to-performance ratio, enabling it to provide quiet operation under the most extreme circumstances.

Pricing and Availability
Celsia’s Iceon 1000CG graphics coolers will be available for shipment to selected markets in the fourth quarter of 2006, and will be rolled out globally in 2007. Distribution pricing starts at less than $10 (U.S.) per unit. For more detailed product information or to request a quote, visit www.celsiatechnologies.com, call 1-305-529-6290 or email info@celsiatechnologies.com.

About Celsia’s NanoSpreader Technology
Celsia’s NanoSpreaders are the thinnest and lightest two-phase heat spreaders in the industry. Built on Celsia’s patented micro thermofluidic design, the razor-thin plates or tubes are flexible to easily integrate with any electronic device and minimize the required space for cooling. Within each plate or tube is an extensive network of micro channels through which pure water moves rapidly, changing from water to vapor and back to water, removing excess heat. The NanoSpreader technology delivers significantly higher thermal conductivity (heat transfer capacity) than conventional options such as aluminum, copper, heat pipes and other metal materials used for cooling. NanoSpreaders can be attached directly to a heat source to enhance cooling capability. With no mechanical parts, they are noise and vibration free.

About Celsia Technologies
Celsia Technologies is a full solution provider and licensor of thermal management products and technology for the PC, consumer electronics, lighting and display industries. The company is a leader in developing and commercializing next-generation cooling solutions built on patented micro thermofluidic technology. Celsia Technologies’ extensive intellectual property portfolio includes patents registered in Korea, the U.S., Japan and Taiwan, with patents pending in the EU, Russia, India and in China. For more information visit: www.celsiatechnologies.com.

Forward Looking Statements:
This press release contains forward-looking statements, involving risks and uncertainties. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors which include, but are not limited to, Celsia Technologies’ ability to attract investors, Celsia Technologies’ future operating results, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism and the conflict with Iraq. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celsia Technologies does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

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NanoSpreader and Iceon are trademarks of Celsia Technologies.

Contacts:
Michael Karpheden, CFO Celsia Technologies, Inc. Phone: (305) 529 -6290	Jen Bernier The Hoffman Agency (408) 975-3003 jbernier@hoffman.com